Exhibit 10.25

PROFORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME					Combined
	Historical				Pro forma
($000 USD)		QUALYTEXTIL
Fiscal Year ended January 31, 2008	AS REPORTED	US GAAP /USD	Adjustment	Adjustment
Income Statement Data:	1/31/08	12/31/07	(1)	(2)	1/31/08
Net sales	$95,740	$8,518	$-	$-	$104,258
Cost of goods sold	73,383	4,324	-	-	77,707
Gross profit	22,357	4,194	-	-	26,551
Operating expenses	17,374	2,847	-	-	20,221
Operating profit	4,983	1,347	-	-	6,330
Other income	145	14	-	-	159
Interest expense	(330)	(680)	(789)	680	(1,119)
Interest income	67	2	-	-	69
Income before income taxes	4,865	683	(789)	680	5,439
Income tax expense	1,574	104	(284)	104	1,498
Net Income	$3,291	$579	$(505)	$576	$3,942
Net income per share	$0.60				$0.71
# shares used for basic EPS	5,522,751				5,522,751
ACCRETIVE TO EPS:					$0.11

Exhibit 10.25

NOTES TO: PROFORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME
Fiscal year ended January 31, 2008

Adjustment Needed
(1) Adjustment to reflect interest- Expense that would have been incurred on loan to finance purchase of Qualytextil	$13,344

Interest rate assumed on proforma loan. Used Lakeland’s actual weighted average interest rate for the period + 40 BPS which is the pricing adjustment created by the higher leverage resulting from the purchase price borrowing	5.91%

Additional interest expense on purchase loan pro forma	$789

Tax rate - The Company considers the rate of 36% to be appropriate as it represents the applicable tax effect on interest expense incurred on the loan assumed in USD. The Company did not use the effective tax rate which is 32.3%, since the rate is affected by various factors not relevant to the current transaction including income from various foreign subsidiaries, deductions etc.	36%

Tax benefit on additional interest expense	$284

(2) Adjustment to add back interest expense on Qualytextil books as the debt has been repaid as a result of this transaction